Exhibit 99.2

2015 Annual Letter to Shareholders

Fellow Shareholders:

As we begin 2016, we continue to focus intently on three areas where we believe we can create value for shareholders now and into the future.

1)	We believe major changes are coming to the American health care system over the next decade. The promise of precision medicine will be leading many of these changes. We believe we are in a unique position to build certain of our current and our future portfolio companies addressing precision health and precision medicine as majority owned subsidiaries or controlled partner companies. Our team is already actively engaged in this market with our companies.

2)	We will continue to cultivate our maturing companies that have the potential to generate substantial returns. When these maturing companies exit, we plan to return to shareholders a much greater portion of future realized gains from these investments in the form of dividends and share repurchases than we have historically.

As we announced on March 9, 2016, we will also begin offering limited numbers of accredited investors the opportunity to co-invest with Harris & Harris Group in some of these maturing companies through a newly formed co-investment fund that will be managed by Harris & Harris Group.

3)	We will continue to reduce our net operating loss (defined as our investment income less our expenses). We will see a further reduction in net operating loss of 20-30 percent in 2016, after an 11 percent reduction over the period of time from 2013 through 2015. We believe this will take us to an expense level we believe is at a minimum to operate a publicly traded Business Development Company in the current regulatory environment. This reduction in net operating loss will permit our shareholders to realize more of the value of our portfolio as it matures in the coming years.

We will also seek to increase substantially the short-term income generated from existing and new investments to offset our operating expenses and potentially generate additional cash flows for shareholders of Harris & Harris Group.

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Co-Investment Fund Opportunity:

We would like to focus on this newly-formed co-investment fund discussed in point 2 above, briefly.  A consistent question we hear from our shareholders and other attendees at our Meet the Portfolio Day events and in other conversations is, 'How can I invest directly in your portfolio companies?'  As our portfolio companies grow, we have rights to invest in future rounds of financing if we so choose.  These rights are often referred to as pre-emptive rights.

We believe that offering some of these special rights to accredited investors of Harris & Harris Group can be a catalyst to invest in and hold our stock. It permits accredited investors to invest in the companies within our portfolio that they believe have outsized growth potential while the companies are still private and not readily available to a wide group of investors. Having accredited investors of Harris & Harris Group participate where and when they would like in financings of our more mature portfolio companies is a way that Harris & Harris Group can keep more control and retain greater ownership than we can otherwise achieve alone, and these accredited investors have the opportunity to potentially generate returns on invested capital in individual portfolio companies.

These opportunities to invest in maturing companies will be provided through H&H Co-Investment Partners, LLC, a newly formed entity that will be managed by Harris & Harris Group.  We expect to solicit interest from shareholders in separate series established by H&H Co-Investment Partners to invest in individual portfolio companies, ahead of potential future rounds of financing.  We expect that accredited investors who have held Harris & Harris Group stock prior to the close of each financing will have priority in the allocation of these limited co-investment opportunities.  We will provide more information on how accredited investors may subscribe to our offerings later this month.

Precision Health and Precision Medicine:

Over the past few years, we have been actively building a set of companies in the precision health and precision medicine market space, including: Metabolon, Inc., ORIG3N, Inc., EchoPixel, Inc., NGX Bio, Inc., TARA Biosystems, Inc., Interome, Inc., ProMuc, Inc. and Phylagen, Inc.

We define precision health and precision medicine as a focus on health, wellness and medicine at the individual level. It includes not just medical technologies, but digital technologies, genetic technologies, and big data and data mining technologies. These technologies working together are permitting individuals to take control of their health and medical treatment. Our specific expertise is in areas where phenotypic, or environmental information, is intersecting with genetic information.

We believe the current health care market is ripe for change. According to the Congressional Budget Office, health care expenditures have grown at a level two percent greater than Gross Domestic Product (GDP) each year since 1975. Each year health care has taken increasingly more of our economic output in the United States. Health care has grown from 8 percent of GDP in 1975 to just under 18 percent today. Not only is this trend unsustainable, but it has escalated while not providing health care consumers 1) answers to chronic diseases that are individualized to their illness nor 2) specific answers that can be used to prolong health and wellbeing for extended periods of time.

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Precision health and precision medicine will be an increasingly important piece of the changing health care market over the next decade. Already, technologies are available that can provide information that is specific to you as an individual for guiding your health or for treating disease. Consumers of health care and foundations focused on certain diseases and conditions have been driving the adoption of these new technologies to provide answers for those in need. Certain medical markets such as cancer, cardiovascular disease, rare disease, undiagnosed disease and fertility have begun to adopt these technologies into their practices.

We believe that building a bridge between the consumer and the clinical market, where large data sets of information can be stored, interrogated, and clinically interpreted is an opportunity for Harris & Harris Group to become an impactful leader in the health care market. Our portfolio companies ORIG3N and NGX Bio are already focused on driving consumer data in the regenerative medicine and genomics, respectively. Metabolon, TARA Biosystems and Phylagen each provide precision information at an individualized level. Our newest portfolio company, Interome, Inc., is focused on gathering and interrogating information, some provided by our portfolio companies mentioned above, to provide clinically actionable information. Interome is currently focused in the area of undiagnosed diseases.

As we have studied the emergence of new markets and changing industries, and as we have looked back and learned from our venture capital experiences as well as those of others, we have concluded that building a focused set of synergistic companies focused on the emergence of a new market and a changing industry is the best way to create value for our shareholders over the coming years. Precision health and precision medicine provides this opportunity. Please see our Q3 Letter to Shareholders that was posted as a press release on November 9, 2015, for additional information. This letter can be accessed at http://files.shareholder.com/downloads/TINY/1618546288x0x860493/49BC8B3E-FAC4-4D5C-BC1E-EF30B4018653/2015_Q3_Shareholder_Letter.pdf.

We would like to conclude by inviting you to our Annual Shareholder Meeting on June 7, 2016, at the New York Genome Center located in New York City. The New York Genome Center couldn’t be a more fitting venue to continue our discussion of precision health and precision medicine. It is a leading center for genomic and phenotypic research in New York City. This year, we are doing something different. We are inviting a few of our most mature companies to present for 15-20 minutes with audience questions to follow. Additionally, our portfolio company ORIG3N will be present to draw your blood, if you so choose, to re-create your own individualized, induced pluripotent stem cells (iPSCs) to be stored for potential use in the future and to be used to advance the science of precision health and medicine. We welcome you to join us, and learn more about what our companies are doing to change health care and advance precision medicine. It could change your life, literally.

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Thank you for your continued support and interest in Harris & Harris Group.

/s/ Douglas W. Jamison	/s/ Daniel B. Wolfe
Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer
and Managing Director	and Managing Director

March 15, 2016

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to any websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this letter. Harris & Harris Group is not responsible for the contents of third party websites.

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